Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 6, 2014 relating to the consolidated financial statements of The Descartes Systems Group Inc. and subsidiaries and the effectiveness of The Descartes Systems Group Inc. and its subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 40-F, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
April 10, 2014